Exhibit 99.1

19 February 2015
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company” or the “Group”)

ACQUISITION OF PARK INN LOAN PORTFOLIO FOR C. £61.5 MILLION

Kennedy Wilson Europe Real Estate Plc, an LSE listed property company (LSE: KWE) that invests in direct real estate and real estate loans in Europe, announces that it has recently completed the acquisition of eight loans secured by first ranking mortgages over eight Park Inn hotels across the UK from two financial institutions. The purchase price for the loans is c. £61.5 million, reflecting a gross yield on cost of 9.3%. The acquisition will be funded from the Company’s cash resources.
The borrowers acquired the portfolio of hotels in 2006 and 2007 for £131.5 million and the total claim at completion on 16 February 2015 was £99.8 million.
The portfolio includes seven Park Inn hotels in England (Northampton, Lakeside, Telford, Bedford, Harlow, Birmingham West and Nottingham) and one in Wales (Cardiff) totalling 1,107 rooms. The hotels are leased to Rezidor Hotel Group (“Rezidor”) until 2030 (WAULT 15.7 years).
Rezidor is a Nasdaq OMX Stockholm exchange listed hospitality business, majority owned by Carlson. It owns the Park Inn and Radisson hotel brands and the eight Park Inn hotels form part of larger Park Inn portfolio of 19 hotels in the UK and 155 globally.
Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
“The purchase of the Park Inn loans is a classic KWE deal that capitalises on the synergies between our real estate debt and property professionals. This transaction gives us further exposure to the fast improving UK hospitality sector and a high quality covenant that we look forward to actively engaging with to identify various resolution strategies and asset management opportunities to enhance the value of our investment.”
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For further information, please contact:

Investors Juliana Weiss Dalton +44 (0) 20 7479 7249 JWeissDalton@kennedywilson.eu	Press Richard Sunderland/ Nick Taylor/ Dido Laurimore +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is a listed property company that floated on the Premium Segment of the London Stock Exchange (LSE: KWE) in February 2014 to invest in real estate and real estate loans across Europe. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company continues to pursue a pan-European investment strategy and has acquired a significant portfolio of £2 billion invested across a variety of subsectors with the majority weighted towards office and retail. The portfolio is currently located across the UK and Ireland, and weighted towards London, the South East and Dublin. The Company is externally managed by Kennedy Wilson through a wholly-owned subsidiary acting as investment manager. It benefits from a 70+ strong team of real estate and real estate debt professionals operating from offices in London, Dublin, Madrid and Jersey. The Company is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson
Founded in 1977, Kennedy Wilson (NYSE: KW) is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 25 offices in the U.S., U.K., Ireland, Spain, Japan and Jersey. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com